UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2017

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)		60143-1254 (Zip Code)
(630) 875-7463 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
On January 6, 2017 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated as of June 28, 2016 (the “Merger Agreement”), by and among First Midwest Bancorp, Inc., a Delaware corporation (“First Midwest”), Standard Bancshares, Inc., an Illinois corporation (“Standard”), and Benjamin Acquisition Corporation, an Illinois corporation (“Merger Sub”), Merger Sub merged with and into Standard, with Standard as the surviving entity (the “Merger”), and, on January 9, 2017, Standard merged with and into First Midwest, with First Midwest as the surviving entity (together with the Merger, the “Mergers”). As a result, First Midwest has acquired Standard Bank and Trust Company, an Illinois state chartered bank, as a wholly-owned subsidiary.
Under the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), holders of Standard’s voting common stock and non-voting common stock (other than shares held in treasury by Standard or otherwise owned by First Midwest or Standard) became entitled to receive, for each share of Standard voting common stock and non-voting common stock issued and outstanding immediately prior to the Effective Time, 0.435 of a share (the “Exchange Ratio”) of First Midwest common stock. Based on the number of shares of Standard voting common stock and non-voting common stock issued and outstanding immediately prior to the Effective Time, First Midwest is issuing 21,057,085 shares of First Midwest common stock in connection with the Merger.
At the Effective Time, each outstanding Standard stock settled right became redeemable at a redemption price per stock settled right equal to the amount by which the following clause (1) exceeds clause (2), where: (1) is the sum of (x) the product of the Exchange Ratio and $17.99 and (y) $0.97, which is equal to all cash dividends paid on a share of Standard common stock from February 22, 2013 until the Effective Time; and (2) is $7.18, which is equal to $4.65, accreting on a daily basis at a rate of 12% from February 22, 2013 until December 21, 2016, which was the latest of (A) three days after the date on which First Midwest received all required regulatory approvals, (B) the date Standard received all required approvals from its shareholders and (C) the date Standard otherwise satisfied or was capable of satisfying its conditions to closing the Merger.

At the Effective Time, each outstanding stock option (vested or unvested) to purchase shares of Standard common stock that was outstanding and unexercised as of immediately prior to the Effective Time was cancelled and terminated in exchange for the right to receive cash equal to the excess of (1) $10.81, which is equal to the product of the Exchange Ratio and the per share volume weighted average price of First Midwest common stock on the NASDAQ Stock Market for the 15 trading days immediately prior to the Closing Date over (2) the applicable exercise price per share of such outstanding Standard stock option.

The total amount of cash payable by First Midwest in connection with the Merger is $11.8 million, which is payment in respect of unpaid dividends to Standard shareholders, stock settled rights issued by Standard, and cash in lieu of fractional shares that Standard shareholders would have otherwise been entitled to receive, plus an additional $35.1 million in respect of the cancellation of the Standard stock options.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 of First Midwest’s Current Report on Form 8-K filed on June 30, 2016, and is incorporated herein by reference.

Item 8.01 Other Events
On January 9, 2017, First Midwest issued a press release announcing the completion of the Mergers, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits
(a) Financial Statements of Business Acquired

The financial statements required to be filed under this Item 9.01(a) shall be filed by an amendment to this Form 8-K not later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information
The pro forma financial information required to be filed under this Item 9.01(b) shall be filed by an amendment to this Form 8-K not later than 71 days after the date this Current Report on Form 8-K is required to be filed.
(d)    Exhibits
2.1     Agreement and Plan of Merger, dated as of June 28, 2016, by and among First Midwest, Standard and Merger Sub (incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K, filed by First Midwest on June 30, 2016).
99.1 Press Release of First Midwest, dated January 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date:	January 12, 2017	/s/ NICHOLAS J. CHULOS
By: Nicholas J. Chulos Executive Vice President, Corporate Secretary, and General Counsel

EXHIBIT INDEX

Exhibit No.        Description

2.1
Agreement and Plan of Merger, dated as of June 28, 2016, by and among First Midwest, Standard and Merger Sub (incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K, filed by First Midwest on June 30, 2016).

99.1	Press Release of First Midwest, dated January 9, 2017.